news release
TENNECO NAMES HARI NAIR AS NEW DIRECTOR
Lake Forest, Illinois, March 13, 2009 — Tenneco Inc. (NYSE: TEN) announced today that Hari Nair has been elected to the company’s board of directors.
Mr. Nair is executive vice president for Tenneco and president of the company’s International Group, responsible for managing all of Tenneco’s operations outside of North America and capitalizing on growth opportunities in Europe, South America, India and Asia Pacific. In 2008, these operations accounted for 66 percent of Tenneco’s total revenues.
“Hari Nair is a seasoned and respected leader who has played a critical role in expanding and diversifying Tenneco’s market presence globally over the last 10 years,” said Gregg Sherrill, Tenneco’s chairman and CEO. “We look forward to adding his strong business judgment and global operational and management skills to our Board.”
With the addition of Mr. Nair, the Tenneco Board of Directors now has ten directors, including two inside members.
Previously, Mr. Nair served as executive vice president and managing director for Tenneco’s businesses in Europe, South America and India. In this position, he led a turnaround of the company’s European business, posting consistent annual growth on all key metrics and significantly improving operational performance to grow the European business during an industry down cycle.
Before that, Mr. Nair was senior vice president and managing director, International for Tenneco, where he developed global alliances with Japanese partners. Mr. Nair was also managing director and general manager for Tenneco South America and managing director for Tenneco Asia, where he forged many of the joint ventures the company operates today.
Mr. Nair joined Tenneco Automotive in 1987 as manager of business planning, focusing on the company’s early international expansion projects. Before joining Tenneco, Mr. Nair was a senior financial analyst at General Motors Corporation.
Tenneco is a $5.9 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
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Jane Ostrander	Jim Spangler	Margie Pazikas
Investor Relations	Media Relations	Media Relations
+1 847 482 5607	+1 847 482 5810	+32 2 706 9025
jostrander@tenneco.com	jspangler@tenneco.com	mpazikas@tenneco.com